Exhibit V

April 30, 2021

Banyan Enterprises Limited

Banyan Enterprises A Limited

OMC Chambers, Wickhams Cay 1

Road Town, Tortola, British Virgin Islands

Re: Letter of Undertaking regarding SPA and Personal Guarantee (this “Letter”)

Dear Sirs:

Reference is made to (A) the Share Purchase Agreement, dated as of December 7, 2018 (as amended from time to time, the “SPA”) by and among Banyan Enterprises Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “Purchaser A”), Banyan Enterprises A Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “Purchaser B,” and, together with the Purchaser A, each a “Purchaser” and collectively the “Purchasers”) and Techedu Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (the “Seller”), as amended by an Amendment to Share Purchase Agreement (the “First Amendment”), dated as of October 12, 2019, by and among the Purchasers, the Seller and Mr. Shaoyun Han (“Founder”), and (B) the Personal Guarantee, dated October 12, 2019 (the “Personal Guarantee”), by and among Founder (as the Guarantor), the Seller (as the Debtor) and the Purchasers (as the Creditors). All capitalized terms used herein and otherwise defined herein shall have the meanings set forth in the SPA.

In connection with the Purchasers’ execution of certain Rollover and Support Agreement (the “Rollover Agreement”), dated as of the date hereof, with Kidedu Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), the Founder hereby undertakes to the Purchaser as follows:

1.	The Founder shall continue to perform, and will cause the Seller to continue to perform, their respective covenants and other obligations as provided by the SPA, after the closing (the “Merger Closing”) of the transactions contemplated under that certain Agreement and Plan of Merger (as may be revised, amended, restated and supplemented from time to time, the “Merger Agreement”) by and among the Company, Parent and Kidarena Merger Sub (“Merger Sub”), pursuant to which the Merger Sub will merger with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”); provided that to the extent applicable, all such terms contained under the SPA applying to the Class A Ordinary Shares, Target Shares or Open Market Transfer shall, after the Merger Closing, apply to Parent Shares (as defined in the Rollover Agreement) and Parent Share Transfer (as defined below), with all other terms remain unchanged and continuing to apply, mutatis mutandis.

2.	The Founder shall, to the extent of and subject to the terms of the Personal Guarantee, continue to guarantee to the Purchasers the Seller’s fulfillments of its obligations under the SPA and this Letter, and the Seller’s obligations being secured and guaranteed under the Personal Guarantee shall be deemed to include the Seller’s covenants and obligations under this Letter.

3.	The Founder and the Seller acknowledge and agree that the Purchaser’s execution, delivery and performance of the Rollover Agreement (including without limitation to the disposition of the Target Shares and receipt of the Parent Shares by the Purchasers) shall not be deemed to be a breach of Section 7.3(a) (Lock-up) of the SPA in any respect.

4.	The Founder and the Seller acknowledge and agree that subject to the Lock-up Period, each Seller (a “Transferor”) shall have the right to sell and transfer all or a portion of the Parent Shares to any bona fide third party buyer at the fair market value of the Parent Shares (including without limitation to transfer in the manner of secondary transfer of private equities, or in any public stock market, or through any merger, acquisition, consolidation, division, scheme of arrangement or other similar transactions) (the “Parent Share Transfer”), and shall have the right to deliver a Transfer Notice to the Seller (in such case, the Seller shall have the right to purchase the transferring Parent Shares in accordance with Section 7.3(c) of the SPA). In the event the Transferor effects the Parent Share Transfer, and the actual transfer price (the “Actual Transfer Price Per Share”) for each Parent Share is lower than the Target Price Per Share (as defined below), the Seller shall compensate the Transferor, no later than twenty (20) days following the completion of the Parent Share Transfer, in the amount that is equal to the difference between the Target Price Per Share minus the Actual Transfer Price Per Share, multiplied by the Parent Shares subject to the Transfer Notice. Except for payment for the Purchase by Seller, the Seller is not obligated to compensate the Purchaser unless the Purchaser delivers the Transfer Notice to effect the Parent Share Transfer pursuant to this Letter.

The “Target Price Per Share” for each Parent Share shall be an amount in US Dollars at a price of (x) 100% of the result of the Purchase Price (applicable to the Purchaser holding such Parent Share) divided by the total number of the Parent Shares issued to such Purchaser Shares upon cancellation of the Target Shares held by such Purchaser (the “Parent Share Price Per Share”), plus (y) interest accrued on the Parent Share Price Per Share at the simple interest rate of six (6%) per annum for the period from the Closing Date to the date that the aggregate consideration for the Purchase by Seller or the Transferor’s Parent Share Transfer, whichever is applicable, is fully paid. The aggregate consideration for the Purchase by Seller shall be the number of total Parent Shares subject to the Purchase Notice, multiplied by the Target Price Per Share.

5.	This Letter shall take effect only upon (and immediately upon) the completion of the issuance by Parent of the Parent Shares to the Purchasers in accordance with the Rollover Agreement. Upon the effectiveness hereof, if there is any discrepancy between the SPA and this Letter, the terms of this Letter shall prevail.

6.	This Letter reflects the mutual intent of the parties hereto and no rule of construction against the drafting party shall apply. Sections 9.3 (Amendments and Waivers), 9.4 (Notices), 9.5 (Successors and Assigns), 9.7 (Governing Law; Dispute Resolution), 9.8 (Cumulative Remedies), 9.9 (Severability), 9.11 (Fees and Expenses) and 9.12 (Delays or Omissions) of the SPA shall apply to this Letter mutatis mutandis; provided all references to “this Agreement” in such provisions shall refer to this Letter, and all references to “Parties” in such provisions shall refer to the parties hereto.

7.	Each party hereto agrees and acknowledges that the terms and conditions of this Letter, including the existence of this Letter and the transactions contemplated hereby, shall be considered confidential information and shall not be disclosed to any other person except that (i) each party hereto may disclose such terms and conditions to its directors, officers, employees, investors, partners, employees, investment bankers, lenders, accountants, attorneys, affiliates and their respective directors, officers, employees and advisers, in each case only where such persons have reasonable need to know such information; (ii) each party hereto may disclose any of such terms and conditions as required during any judicial or regulatory process including in connection with any dispute, controversy or claim arising from or in connection with this Letter, and (iii) if any party hereto reasonably believes it is requested or becomes legally compelled by any governmental authority or as required by the applicable laws (including pursuant to rules of an applicable stock exchange) to disclose the existence or content of this Letter in contravention of the provisions of this Section, such party shall promptly provide the other party with written notice of that fact so that such other party may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

8.	After the date hereof and without further consideration, the parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the parties hereto.

9.	This Letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that each party need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

[Signature page follows]

Very truly yours,

Shaoyun Han

/s/ Shaoyun Han

Techedu Limited

By:	/s/ Shaoyun Han
Name:	Shaoyun Han
Title:	Director

Acknowledged and agreed:

PURCHASER A:

Banyan Enterprises Limited

By:	/s/ Wong Hoi Pong
Name: Wong Hoi Pong
Title: Authorized Signatory

PURCHASER B:

Banyan Enterprises A Limited

By:	/s/ Wong Hoi Pong
Name: Wong Hoi Pong
Title: Authorized Signatory

[Signature Page to Letter of Undertaking]